November 24, 2003

ASSET PURCHASE AGREEMENT

RELATED TO MEDICARE CERTIFIED HOME HEALTH AGENCIES

BY

AND

BETWEEN

THE INDIVIDUAL ENTITIES EXECUTING THIS AGREEMENT AS PURCHASERS

AND

THE INDIVIDUAL ENTITIES EXECUTING THIS AGREEMENT AS SELLERS

DATED AS OF JANUARY 5, 2003

November 24, 2003

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into and made effective as of the January 5, 2003, by and between the individual entities executing this Agreement on the execution page hereof as Purchaser (at times hereinafter referred to collectively as “Purchaser”) and the individual entities executing this Agreement on the execution page hereof as Seller (at times hereinafter referred to collectively as “Seller”). Purchaser and Seller are referred to at times in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller conducts business through the Medicare-certified home health agencies that are listed on Schedule A (individually an “Agency” and collectively, the “Agencies”);

WHEREAS, Purchaser desires to buy and Seller desires to sell certain of the assets of the Agencies, and

WHEREAS, the Parties expect that this Agreement will further advance their respective business objectives, including without limitation, integration of the business operations of the Agencies with the business operations of Purchaser in order for Purchaser to more effectively compete in the marketplace.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

1. Definitions. As used in this Agreement, the following terms have the meanings indicated:

1.01	Affiliates. Persons or entities that directly, or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, Tenet Healthcare Corporation, as to Seller, and Amedisys, Inc., as to Purchaser, and as such term is defined under the Securities Act of 1933, as amended.

1.02	Assets. The assets to be sold and transferred by Seller to Purchaser pursuant to this Agreement consisting of the assets owned by Seller as of the Closing that are described in clauses (a) – (l) below and that are more specifically detailed in the Schedules attached hereto, or to be prepared by Seller and delivered to Purchaser at least forty-five (45) days after the date of this Agreement, as herein indicated; provided however, the Excluded Assets are specifically excluded from the assets to be sold under this Agreement.

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(a)	All furniture, fixtures, equipment, removable leasehold improvements and supplies used in the Business and owned by Seller located at the address of the Agencies as set forth in Schedule A (collectively referred to as the “Business Address”) and used by Seller in the operation of the business of the Agencies (the “Business”), which are further identified in Schedule 1.01;

(b)	All inventory owned by Seller and used by Seller in the Business at the Business Address of each of the Agencies, which are further identified in Schedule 1.05;

(c)	All of Seller’s current patient lists of present or former home health and private duty patients of the Agencies, all of Seller’s mailing lists for the Agencies, and all telephone numbers and listings used by Seller in the Business, and all intangibles and other rights and privileges of Seller currently used in the Business;

(d)	Seller’s leasehold interest in the premises located at each Business Address other than the Business Addresses specified on Schedule 1.03;

(e)	The goodwill and going concern of Seller in the Business;

(f)	The benefits of all amounts previously paid by Seller for advertising, design, fees, rent services, or interest relating to the Business or the Assets, to the extent that they extend beyond or are to be performed after the Closing;

(g)	All of Seller’s rights under the Contracts described in Schedule 5.06 (other than those described in Section 5.06), and the rights given therein to Seller;

(h)	Seller’s rights under all other contracts, including all leases and non-competition agreements, relating to the Business;

(i)

All licenses, provider numbers and provider agreements and permits and attendant rights, to the extent assignable, held by Seller relating to the ownership, development and operations of the Business, including: (1) Professional Home Health, Biloxi, MS; (2) Brookwood Home Care Services—Birmingham, AL; (3) Memorial Home Care—New Orleans, LA; (4) Spalding Regional Home Health—Griffin, GA; (5) Tenet Home Care of Palm Beach—Delray Beach, FL; (6) Tenet Home Care Broward County—Lauderdale Lakes, FL; (7) St. Mary’s Hospital Home Health—West Palm Beach, FL; (8) Tenet Home Care of Miami—Dade—North Miami Beach, FL; (9) First Community Home Care—Dallas, TX; (10) Cypress—Fairbanks Home Health—Houston, TX; (11) St. Francis Home Health and Hospice—Memphis TN; and (12) Brookwood Health Services, Inc dba Brookwood Medical Center Hospice—Birmingham, AL;

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(j)	All technical outlines and records (including all plans, drawings, diagrams, notes, reports, memoranda, and other similar documents), and any and all know-how and software and other technology, including, to the extent assignable or transferable, all contracts, licenses, authorizations, permits, and other documents necessary for the Business that are owned by Seller;

(k)	All trade secrets, inventions, patents, copyrights, trade names, business names, trademarks, and other intangible assets used by Seller for the Business that are owned by Seller (excluding in all cases (1) any name which includes “Tenet” or the name of a Seller hospital or which apply in common to Seller and its other lines of business and not solely to the Business and (2) any other name that would likely cause confusion or misinformation about the owner and operator of the Business after the Closing), subject to the provisions of Section 1.02.01; and

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(l)	Copies of medical records of patients who received services at an Agency from Seller to the extent reasonably necessary to transfer the care of such patients to Purchaser at Closing and copies of Seller’s business records reasonably related to the operation of the Business and maintained at the Business Address of each of the Agencies, other than records or information related to employment reviews and disciplinary actions taken by Seller.

1.02.01	Use of Trade Name. Purchaser shall be entitled to the use or ownership of trade names of the Businesses in accordance with the following:

(i)	For Agencies that currently utilize a trade name containing the name “Tenet”—no trade name rights are to be transferred and Purchaser shall utilize a new trade name not containing the word “Tenet”.

(ii)	For Agencies that currently utilize a trade name containing the name of a Seller hospital (other than the Tenet name)—For a period of 180 days following the effective date hereof, Purchaser shall be entitled to utilize the Agencies’ pre-transaction trade name solely as a parenthetical reference to its former name following Purchaser’s new trade name for the Agency as follows (e.g., if an agency was conducting business prior to the transaction under the trade name of “Hospital Home Health,” Purchaser may continue to conduct business as “Purchaser Home Health, an Amedisys Company” (formerly “Hospital Home Health”) for a period of 180 days).

(iii)	For Agencies that currently utilize a trade name not including the name “Tenet” or any of the Seller hospitals—Purchaser shall acquire these by virtue of the asset purchase agreement and Seller will execute any additional assignment required by applicable law to effect the transfer thereof.

(iv)	For all Agencies—In the event Tenet resumes home health operations in a Business’ service area, it shall forever refrain from utilizing the

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trade name(s) formerly used by the Business prior to the Closing Date.

1.03	Closing. The consummation of the transactions contemplated by this Agreement.

1.04	Excluded Assets. All assets of Seller other than the Assets, which are not to be sold and transferred to Purchaser pursuant to this Agreement and which includes, but is not limited to, the following: organizational documents of Seller; insurance policies providing coverage to Seller and all rights under such policies, Seller’s tax identification number, all cash on hand, Seller’s depositary accounts and the agreements between Seller and Seller’s bank(s), all original business records relating to the operations of the Business (including without limitation all business and medical records relating to patients), the CareCentrix Stat 2 clinical and billing software used by Seller in the Business, all of Seller’s accounts receivables, cost report receivables and all other indebtedness owing to Seller, all patient records other than the home health and any private duty patient records of the Agencies and assets that are used by and are integral to the delivery of services other than an Agency’s services by Seller that cannot reasonably be divided or separated into a separate Agency component. Also excluded from the Assets are those assets used in the operation of Seller’s Business that are shared assets with Affiliates of Seller or that are shared with other departments of the acute care general hospital that is the Seller and that are not reasonably capable of being divided or separated by Seller for transfer to Purchaser as an Asset. Schedule 1.03 contains a list of certain specific Excluded Assets.

1.05	GAAP. Generally accepted accounting principles.

1.06	Inventory. All inventory of the Seller as of the Closing, including but not limited to, Seller’s interest in equipment which has been expensed but not capitalized, more fully described in Schedule 1.05.

1.07	Liabilities. Those liabilities of Seller to be assumed by Purchaser at the Closing pursuant to this Agreement, which consists of accounts payable of the Seller as of the Closing and those other liabilities of Seller specifically disclosed on Schedule 1.06. Purchaser shall also assume the obligations of Seller accruing after the Closing Date on the contracts and agreements comprising a part of the Assets, as disclosed on Schedule 5.06. Purchaser shall not assume any other liabilities, contingent or certain, of Seller unless incurred and disclosed in the manner provided in this Section 1.07. Without limiting the foregoing, Purchaser is not assuming (i) any expenses, liabilities, or obligations of Seller arising out of the execution and delivery of this Agreement and the consummation of the transactions

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contemplated hereby which are unpaid at the Closing, (nor may Seller pay any of such expenses out of the Assets), (ii) any liabilities or obligations of Seller relating to federal, state, or local income for the period through the Closing, or, except as set forth in Section 15.04, other taxes attributable to the transactions contemplated hereby or the conduct of the Business, (iii) any obligation of Seller to pay a fee to any agent, broker, or finder relating to this transaction, or (iv) any liabilities that may accrue to Seller as a result of any present or future Medicare and/or Medicaid audit related to the provision of care by Seller prior to and up to the Closing.

1.08	Material Adverse Effect. Any change in the financial condition of Seller or the operation of its business that would materially affect the Business adversely (in the aggregate for all Agencies), including, but not limited to, material changes to its business condition or financial condition, determined on a trailing twelve (12) months financial performance of the Agencies that would result in a decrease in net revenue (billed charges less contractual allowances, discounts and other usual and customary adjustments to billed charges) of the Business in excess of thirty-three percent (33%).

1.09	Purchaser’s Knowledge. The actual knowledge of Purchaser’s officers and directors after reasonable inquiry.

1.10	Business. The home health care business which provides services to Medicare, Medicaid, other governmental payors, commercial insurance and private pay patients as presently carried on by Seller at each Business Address.

1.11	Seller. The term “Seller” refers to each of the selling Parties to this Agreement collectively, but in each instance when used in connection with a representation, warranty or obligation to perform, it will refer to each seller entity individually rather than collectively or jointly.

1.12	Seller’s Knowledge. The actual knowledge of Seller’s management level personnel who are directly responsible for the day-to-day operations of the applicable Agency, after reasonable inquiry.

1.13	Special Notice. Special Notice means notice to Seller given by telefacsimile by Purchaser to the appropriate telefacsimile number and notice party for each Agency, as set forth on Schedule A and to:

Eric Tuckman

Vice-President, Acquisition & Development

Tenet Healthcare Corp.

Facsimile Number: 714-428-6782

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2. Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, assign, and deliver to Purchaser, at the Closing, the Assets, free and clear of all liens, claims, liabilities, restrictions on transfer and encumbrances, except (i) those liabilities listed in Schedule 1.06, (ii) the restrictions set forth in the agreements and contracts identified in Schedule 5.06, copies of which have been or will be provided to Purchaser at least                      (30) days prior to the Closing; (iii) the consents required but not obtained identified in Schedule 5.03 and (iv) liens, claims and liabilities accruing after the Closing.

2.01	The Closing. The Closing, and the delivery of the Purchase Price for the transactions contemplated by this Agreement shall become unconditional on March 1, 2004 (the “Closing Date”). The payment of the Purchase Price and the execution and delivery of instruments conveying the Assets and effecting the other transfers of rights and related obligations and assumed Liabilities for each Agency will occur over a staggered time period between the Closing Date and May 1, 2004, in accordance with the schedule set forth on Schedule 2.01 (the “Agency Transfer Dates”). The obligation of Purchaser to make the final payment of the Purchase Price will be secured by Purchaser delivering to Tenet Healthcare Corporation, as agent of Seller, at the Closing an unconditional documentary letter of credit in the amount of the final payment of the Purchase Price, issued by a national banking association reasonably acceptable to Tenet Healthcare Corporation in the form attached hereto as Schedule 2.01A. Purchaser may, on at least seven (7) days prior Special Notice, specify an Agency Transfer Date for any Agencies that is sooner than the scheduled Agency Transfer Date on Schedule 2.01. The execution and delivery of this Agreement and the other instruments effecting the conveyances and transfers at the Closing and the Agency Transfer Dates may be perfected by the exchange of executed signature pages via facsimile or Adobe Portable Document Format followed by delivery of the original executed signature pages promptly thereafter.

3. Purchase Price. The purchase price for the sale, transfer, conveyance, assignment, and delivery of the Assets to Purchaser, subject to the terms and conditions of this Agreement, shall be Nineteen Million Eight Hundred Seventeen Thousand Six Hundred Seventy-Two DOLLARS ($19,817,672.00), to be paid to Seller by the Purchaser in immediately available funds via wire transfer or any other mutually agreeable method on the Closing Date and the Agency Transfer Dates (the “Purchase Price”).

3.01	The consideration to be paid pursuant to the provisions of this Section 3 and the Liabilities to be assumed by Purchaser pursuant to Section 4 shall constitute all the consideration to be paid by Purchaser in connection with the purchase of the Assets contemplated by this Agreement.

3.02	Purchase Price Adjustments. The Purchase Price shall be adjusted: (i) within ninety (90) days after each Agency Transfer Date by the amount of the Prorations determined in accordance with the provisions of Sections 3.03 and 3.04 and paid in accordance with Section 3.05 for each Agency.

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3.03	Proration. Seller and Purchaser shall prorate any amounts for the services or other expenses that benefit Seller pre-Closing and Purchaser post-Closing but which become due and payable after the Closing with respect to: (i) contracts and agreements comprising a part of the Assets, as disclosed on Schedule 5.06; (ii) property taxes on the Assets; (iii) ad valorem taxes, if any, on the Assets; (iv) all utilities servicing any of the Assets, including, without limitation, water, sewer, telephone, electricity, and gas services; and (v) all other charges and fees customarily prorated and adjusted in similar transactions (collectively, the “Prorations”). Seller shall be liable for pre-Closing prorated amounts due and Purchaser shall be liable for post-Closing amounts due pursuant to items (i) through (v) above. Within sixty (60) days of each Agency Transfer Date, Seller shall advise Purchaser of any amounts paid by Seller with respect to the applicable Agency to be prorated and Purchaser shall provide Seller with a similar schedule of the Prorations, including the amounts owed by Purchaser and Seller, if any.

3.04	Initial Purchase Price Adjustment. The Purchase Price on the Closing Date shall be decreased by an amount equal to the “Initial Purchase Price Adjustment”. The Initial Purchase Price Adjustment shall be an amount equal to the Estimated Value of Accrued but Unused Paid Time Off for each Agency. “Estimated Value of Accrued but Unused Paid Time Off” shall mean the estimated liabilities of Seller with respect to the employees of Seller that are employed in the operation of Seller’s Business and to whom offers of employment are made by Purchaser, as provided herein. Prior to the Closing, Seller shall deliver to Purchaser a schedule of the Estimated Value of Accrued but Unused Paid Time Off, as of the day before the Closing Date.

3.05	Final Purchase Price Adjustment. Within ninety (90) days after the last Agency Transfer Date, Seller and Purchaser shall determine the “Final Purchase Price Adjustment” for the Agencies. The Final Purchase Price Adjustment shall be an amount equal to the Accrued but Unused Paid Time Off Difference (as defined below) plus or minus the Prorations as set forth in Section 3.03 for the Agencies.

(a)	Promptly following the Agency Transfer Date, Seller shall provide Purchaser with a schedule which reflects the actual liabilities of Seller with respect to the employees of Seller that are employed in the operation of Seller’s Business and who accept offers of employment made by Purchaser, as provided herein (“Value of Accrued but Unused Paid Time Off”). For purposes of the Final Purchase Price Adjustment, the amount by which the Estimated Value of Accrued but Unused Paid Time Off differs from the Value of Accrued but Unused Paid Time Off as of the day before

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the Agency Transfer Date shall be the Accrued but Unused Paid Time Off Difference.

(b)	Upon the determination of the Final Purchase Price Adjustment either (i) Seller shall pay Purchaser in immediately available funds the amount by which the Initial Purchase Price Adjustment is less than the Final Purchase Price Adjustment or (ii) Purchaser shall pay Seller in immediately available funds the amount by which the Initial Purchase Price Adjustment is greater than the Final Purchase Price Adjustment.

3.06	Misdirected Payments. Except as provided herein, if either Party receives any amount from patients or third-party payors which relate to services rendered by the Party, the Party receiving such amount shall, within thirty (30) days of receipt thereof, remit such full amount to the proper Party. If Purchaser receives any amounts from the Medicare or Medicaid program for reimbursement associated with the operation of the Business and relating to services performed during periods prior to Closing, Purchaser shall, within thirty (30) days of receipt thereof, tender same to Seller. If Seller or any Affiliate of Seller receives any amounts from the Medicare or Medicaid program for reimbursement associated with the operations of the Business relating to services performed during periods subsequent to Closing, Seller shall, within thirty (30) days of receipt thereof, tender same to Purchaser. If the receiving Party fails to tender payments within thirty (30) days business days of receipt thereof, the Party due payments under this Section 3.07 shall have the option to charge the other Party interest on the total amount owed in an amount equal to ten percent (10%) per annum,

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but not to exceed the maximum annual rate allowed by applicable law. Interest shall accrue beginning on the fifteenth business day from receipt of payment until all amounts owed are paid in full.

3.07	Allocation of Episode of Care Payments. Purchaser and Seller acknowledge and agree that, as to episodes of Medicare (and other non-Medicare payors) home health services in progress prior to an Agency Transfer Date (“Straddle Episodes”), any billing or claims submissions to occur after the Agency Transfer Date will be billed by Purchaser. At least [ (10)] days before each Agency Transfer Date Seller will inform Purchaser of the amount received (or to be received) by Seller based on the request for anticipated payment (“RAP”) (or equivalent billing (if any) for non-Medicare payors) filed by Seller with respect to each Straddle Episode, together with necessary billing and patient demographic information in Seller’s possession to permit Purchaser to file the final claim for payment. Purchaser shall prepare, file and collect all final claims for payment. Within ninety (90) days after the Agency Transfer Date, Purchaser shall pay to Seller the Straddle Episode Payment, as defined below. “Straddle Episode Payment” shall mean an amount, for each Straddle Episode, equal to the final actual (if payment has been received) or billed projected (if payment has not been received) payment for the Straddle Episode, divided by sixty (60), multiplied by the number of days in the Straddle Episode from the first day of the Straddle Episode to the Agency Transfer Date. For example, if on the day prior to the Agency Transfer Date, a patient has been on service with Seller for twenty (20) days, and the episode has a total payment of Two Thousand ($2,000.00) Dollars, Purchaser shall pay Seller Six Hundred Sixty-Six Dollars and Sixty-Seven Cents ($666.67) for the Straddle Episode ($2,000 / 60 x 20) less the amount received by Seller from the RAP for that Straddle Episode. Any payment adjustment to the basic payment rate for a 60-day episode of care (including partial episode payment adjustments, low utilization payment adjustments and significant change in condition payment adjustments) shall be prorated between the Parties in a manner consistent with this paragraph. Purchaser shall provide Seller a written reconciliation showing the manner in which each Straddle Episode Payment has been determined. Seller shall have [ (45)] days to object to any Straddle Episode Payment calculation, in which event Seller and Purchaser will work together in good faith to resolve the issue and make any payment adjustment due within [ (30)] days after the objection.

3.08	Handling of Certain Funds. Purchaser and Seller will establish and maintain a joint checking account for each provider number to which funds will be deposited for the Straddle Episode services referenced in Section 3.07 until (a) a final reconciliation and payment is made of Straddle Episode Payments and (b) the earlier to occur of, (i) Purchaser has received tie-in date notices for the Agencies from Medicare or (ii) one-hundred twenty (120) days has passed since the Closing Date, and thereupon the joint accounts will be closed as joint accounts. The joint checking accounts shall require the signature of one representative of Seller and one representative of Purchaser on each check issued. The checking accounts will be adjusted weekly to credit, from the deposits into that account, the monies due each Party as set forth in Section 3.07 above. At the time of the weekly adjustments each Party shall receive the amount due to it. Seller agrees to cooperate with Purchaser in effecting the appropriate notices, on the Closing Date, to all payors, including, but not limited to, Medicare and Medicaid, authorizing and directing that all payments for services rendered after the Closing Date be directed for deposit to the appropriate joint checking accounts. If any formal or informal action is ever brought against Purchaser for having impermissibly received any amounts from any said checking account or for any payment by Seller to Purchaser of an amount under Section 3.06, and Seller is made a party (formally or informally) to any effort or action by any payor to recover from Seller or Purchaser any amount so received by Purchaser, Purchaser will indemnify and hold harmless Seller under the terms of Section 12.

3.09	Interim Software Usage. For a period of one hundred eighty (180) days following an Agency Transfer Date, conditioned on the receipt of any consent required from the applicable licensor(s), Purchaser shall be entitled to utilize Sellers’ IS/computer system solely for purposes of

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operations and billing of the applicable Agency. This use shall be limited to the use of Seller’s CareCentric’s Stat 2 software and related billing software and other software used for those purposes in that Business at the Agency Transfer Date. Seller agrees to continue to host said software on Seller’s servers and assist Purchaser in hosting said software on Purchaser’s servers. Purchaser shall pay to Seller at the Agency Transfer Date in immediately available funds the software usage fee payable by Seller to its licensor of such software for the full 180 day period. The Parties acknowledge that this interim software usage, if required by Seller, shall be granted through a separate use agreement to be executed contemporaneously with the Closing.

4. Assumption of Liabilities. In connection with the purchase of the Assets hereunder, Purchaser shall specifically assume at Closing the Liabilities listed on Schedule 1.06. Purchaser shall not assume any other liabilities, contingent or certain, of Seller. Purchaser acknowledges that the Centers for Medicare and Medicaid Services and applicable case law interpreting 42 C.F.R. §489.18 take the position that when the purchaser of assets assumes the provider agreement of a Medicare provider certain liabilities of the seller corporation are also thereby assumed by the purchaser. Accordingly, Seller makes no representation or warranty to Purchaser that any federal or state agency or any other third party may not take the position, and ultimately prevail, that Purchaser has assumed certain liabilities of Seller irrespective of the agreement between Seller and Purchaser that Purchaser has not assumed those liabilities.

5. Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser, as of the date of this Agreement (unless another date is expressly provided in this Section 5) that to Seller’s Knowledge the statements contained in this Section 5 are correct and complete:

5.01	Ownership. Seller is the beneficial owner of the Assets and has good and marketable title to, and/or a valid leasehold interest in, and the right to sell, assign, and transfer the Assets to Purchaser, free and clear of any security interest, claims, liens, pledges, penalties, charges, restrictions on transfer, encumbrances whatsoever of every kind and character, other than (i) the restrictions set forth in the agreements and contracts identified in Schedule 5.06; (ii) the consents required but not obtained identified in Schedule 5.03; and (iii) those accruing after the Closing. Upon the execution of this Agreement and obtaining the consents described on Schedule 5.03, good and marketable title to, or valid leasehold interest in, the Assets shall be delivered to Purchaser, free and clear of any security interest, claims, liens, pledges, penalties, charges, encumbrances, whatsoever, other than those specifically set forth and assumed herein.

5.02	Valid Existence. Seller is duly organized, validly existing and in good standing under laws of the state of its organization, and has full power and authority (including all licenses, franchises, permits, and other

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authorizations that are legally required) to own the Assets, its properties and to engage in the business and activities now conducted by it. Seller is in good standing in each jurisdiction in which it conducts business.

5.03	Due Authorization: Consent of Third Parties. Seller has the right, power, legal capacity and authority to enter into and perform Seller’s obligations under this Agreement, and no approval or consent of any person other than Seller is necessary in connection with the execution, delivery, or performance of this Agreement by the Seller, except the consents set forth in Schedule 5.03. The execution, delivery and performance of this Agreement by Seller has been duly authorized by its board of directors or received other required corporate approval. This Agreement constitutes a legal and binding obligation of Seller, and is valid and enforceable against Seller in accordance with its terms except that (i) the enforcement of certain rights and remedies created by this Agreement is subject to bankruptcy, insolvency, reorganization, and similar laws of general application affecting the rights and remedies of parties, and (ii) the enforceability of any particular provision of this Agreement under principles of equity or the availability of equitable remedies, each as specific performance, injunctive relief, waiver, or other equitable remedies, is subject to the discretion of courts of competent jurisdiction.

5.04	Use of Assets. All of the Assets which are tangible personal property are located or based at the Business Address of each of the Agencies and are provided on an “As Is” basis. With respect to the Business, Seller has had no other business address within the [three] years prior to the Closing. To Seller’s Knowledge, the Assets are being utilized by Seller in conformity with all applicable federal, local and state health care related and imposed rules, regulations, laws, statutes, and permits (“Health Care Laws”) applicable to the Business, except where failure to so conform will not have a Material Adverse Effect.

5.05	Litigation. Except as described on Schedule 5.05, there is not any suit, action, arbitration, or legal, administrative, or other proceeding or governmental investigation pending or, to Seller’s Knowledge, threatened (in the form of threats made to an executive-level officer of Seller), against or affecting the Business or the Assets, including but not limited to any action or claim under any federal, state, local or other governmental act, rule, regulation, or any interpretations thereof, relating to environmental matters or the protection of the safety and health of persons connected with the Business (including but not limited to the transportation, treatment, storage, recycling, disposal, or release into the environment of hazardous or toxic materials or waste), or any basis on which any proceeding or investigation against Seller might reasonably be undertaken or brought. Seller has informed Purchaser of, and upon

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request has furnished or made available to Purchaser, copies of relevant court papers and other documents relating to, the matters set forth in this Section. Seller has described on Schedule 5.05 all suits, actions, arbitrations, or other proceedings or investigations in which Seller has been a party to during the [three] year period immediately preceding the Closing. Except as described on Schedule 5.05, Seller is not in default with respect to any order, writ, injunction, or decree of any Health Care Law. In addition, to Seller’s Knowledge, it is not in violation of any other material federal, state, local law, rule or regulation, or foreign court, department, agency, or instrumentality with respect to the Business. Except as set forth on Schedule 5.05, Seller is not presently engaged in any legal action to recover monies due to Seller, for damages sustained by Seller, or amounts owed to Seller as respects the Business. During the [three] year period immediately preceding the Closing, except as described on Schedule 5.05, Seller has neither received nor been a party to any written notice of violations, orders, claims, citations, complaints, penalties, assessments, court, or other proceedings, administrative, civil or criminal, at law or in equity, with respect to any Health Care Law as respects the Business. In addition, to Seller’s Knowledge, except as described on Schedule 5.05, it has neither received nor been a party to any written notice of violations, orders, claims, citations, complaints, penalties, assessments, court, or other proceedings, administrative, civil or criminal, at law or in equity, with respect to any alleged violations of any other federal, state, or local environmental law, regulation, ordinance, standard, permit, or order in connection with the conduct of the business or otherwise during the past [three] years.

5.06	Contracts, Agreements and Instruments. Schedule 5.06 contains a list of the following (the “Contracts”), copies of which have been heretofore furnished by Seller to Purchaser, which acknowledges receipt thereof:

5.06.01	True and correct copies of all material contracts, agreements and other instruments to which Seller is a party that are related to the Business;

5.06.02	True and correct written descriptions of all verbal material contracts and/or agreements to which Seller is a party that are related to the Business.

With respect to the Contracts, except for matters which, in the aggregate, would not have a Material Adverse Effect or are otherwise disclosed in the Agreement, Seller is not, and to the best of Seller’s Knowledge, no other party to any Contract is now in violation or breach of, or in default with respect to complying with, any material provision thereof, and each Contract by which Seller is presently engaged is in full force and effect and is the legal, valid, and binding

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obligation of the parties thereto and is enforceable as to them in accordance with its terms, except that (i) the enforcement of certain rights and remedies created thereby and is subject to bankruptcy, insolvency, reorganization, and similar laws of general application affecting the rights and remedies of parties, and (ii) the enforceability of any particular provision thereof under principles of equity or the availability of equitable remedies, such as specific performance, injunctive relief, waiver, or other equitable remedies, is subject to the discretion of courts of competent jurisdiction. Each Contract is a valid and continuing arrangement, contract or understanding, except for matters which, in the aggregate, will not have a Material Adverse Effect. Neither Seller nor any other party to any Contract has given notice of termination or taken any action inconsistent with, the continuance of such arrangement, contract or understanding; except for matters which, in the aggregate, will not have a Material Adverse Effect. Subject to obtaining the consents described on Schedule 5.03, the execution, delivery, and performance of this Agreement will not prejudice any Contract in any way, except for matters which, in the aggregate, will not have a Material Adverse Effect. Purchaser acknowledges that certain Contracts require the consent of another party to the assignment or other transfer of the Contract to Purchaser (as described on Schedule 5.03) and that Seller will use reasonable commercial efforts to obtain the needed consent or, if required by the nature of the Contract, a new contract or agreement separate from but containing equivalent terms to that Contract; and the failure of Seller to obtain a necessary consent or to establish a new contract or agreement shall not be breach of this Section.

5.07	Compliance With Law; Taxes. To Seller’s Knowledge, Seller has complied with, and is not in violation of any (i) term or provision of its Articles of Incorporation or Bylaws; (ii) term or provision of any applicable judgment, decree, order, statute, injunction, rule, ordinance known to it applicable to the Business; (iii) any Health Care Law applicable and material to the Business; or (iv) as applicable to the Business, foreign, United States, state or local statutes, laws, rules or regulations except where such non-compliance or violation will not have a Material Adverse Effect on the Business. Seller has timely filed all federal, state, and local tax returns required to be filed and all such returns are complete and correct. Except as described on Schedule 5.07, Seller has made timely payment of all such taxes when due and payable and has paid all interest, penalties, deficiencies, and assessments, if any, levied or assessed against it. Except as described on Schedule 5.07, Seller has duly withheld, collected, and timely paid to the proper governmental authorities all taxes required to be withheld and collected by it. There are no agreements for extension of the time of assessment of payment of any taxes of Seller, except as otherwise disclosed by Seller. No waiver of any statue of limitations has been executed by Seller. There are no examinations by the Internal Revenue Service of Seller presently in

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process of the tax returns of Seller for any year(s) open to such examination.

5.08	Permits and Licenses. Seller has all permits, licenses, and other similar authorizations necessary for the conduct of the Business as now being conducted by it, and, to Seller’s Knowledge it is not in default in any material respect under any such permits, licenses, or authorizations. No royalties, commissions, or fees are payable by Seller to any person by reason of the ownership or use of any intangible property, except as set forth in the contracts described on Schedule 5.06. There are no material licenses, sublicenses, or agreements relating to the use by Seller of any intangible property now in effect, except as set forth in the contracts described on Schedule 5.06, and to Seller’s Knowledge there is no infringement by others of any intangible property, as relates to the Business. No claim that will have a Material Adverse Effect on the Business is pending or, to Seller’s Knowledge, threatened, that the operation of the Business or any method, process, part, or material that Seller employs, conflicts in any material way with, or infringes in any material way upon any rights of the type enumerated above, owned by others.

5.09	Employees.

5.09.01	Current Employees. Schedule 5.09.01 is a list of names of all employees of Seller employed within the operations of the Business as of the Closing (which will be updated for each Agency at least [ (10)] days before the applicable Agency Transfer Date), stating the amounts or rates of compensation payable to each, the employee benefits enjoyed by each, and whether or not each respective employee has executed any employment agreement with Seller.

5.09.02	Employment of Seller’s Employees. Schedule 5.09.02 is a list of names of employees of Seller which Purchaser agrees to extend an offer of employment effective as of the Closing (which will be updated for each Agency at least [ (10)] days before the applicable Agency Transfer Date) (the employees listed Schedule 5.09.02 who are employed by Purchaser are referred to individually as “Assumed Employee” and collectively “Assumed Employees”).

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5.09.03	Non-Employment and Non-Solicitation of Assumed Employees by Seller. With the exception of Split Function Employees (defined below):

(i)	Seller agrees also that for a period of ninety (90) days following the Closing Date, neither Seller, nor any Affiliate thereof, will employ any Assumed Employee who was a full-time employee of an Agency at the Closing Date. Seller further agrees that it will pay to Purchaser the sum of Two Thousand Five Hundred ($2,500.00) Dollars for each breach of this provision as Purchaser’s sole remedy, unless said breach is expressly waived by Purchaser.

(ii)	Seller agrees also that for a period of one hundred eighty (180) days following the Closing Date, Seller, or any Affiliate thereof, will not solicit or encourage for employment any Assumed Employee who was a full-time employee of an Agency at the Closing Date. If, during this time period of one hundred eighty (180) days, Seller receives a request for employment from any such Assumed Employee, Seller shall not be prevented from employing such Assumed Employee provided (i) the Assumed Employee contacts Seller on his or her own initiative without any direct or indirect solicitation by, or encouragement from, Seller, (the Parties agreeing that advertising of any nature to the general public is not such a direct or indirect solicitation) and (ii) Seller notifies Purchaser of said request and Seller does not employ the requesting Assumed Employee for at least ten (10) days from the date of Purchaser’s receipt of the notification. Seller further agrees that it will pay to Purchaser as Purchaser’s sole remedy the sum of Two Thousand Five Hundred ($2,500.00) Dollars for each breach of this provision, unless said breach is expressly waived by Purchaser.

(iii)	A Split Function Employee is an Assumed Employee who may be a full-time or part-time employee of an Agency but who provides

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services to Seller beyond or in addition to services for patients of the Agency on a regular basis in Seller’s other non-home health care business operations.

2.09.04	Transition of Employees. Purchaser will extend offers of employment to each of the employees set forth on Schedule 5.09.02 at an annual salary level or an essentially equivalent compensation level (if Purchaser’s compensation plans are not based on an annual salary) comparable to such Assumed Employee’s annual compensation level as in effect immediately prior to the Closing Date. Seller will reasonably facilitate Purchaser’s extension of offers of employment to such persons. Purchaser’s employment of each such Assumed Employee will be in accordance with Purchaser’s normal employment policies. Each Assumed Employee who accepts Purchaser’s offer of employment pursuant to Purchaser’s normal employment policies and this Agreement will become a Purchaser employee on the later of (a) the Closing Date, or (b) the date of his or her acceptance of the offer of employment and will be eligible to participate in all employee benefit plans or employment policies and programs available to similarly situated Purchaser employees. In accordance with applicable state law, Purchaser specifically agrees to provide workers’ compensation insurance coverage to all Assumed Employees.

5.09.05	Past Service Credits. For purposes of vesting, participation and future benefit accruals only, but not for benefit accrual attributable to past service credit, in any “employee benefit plan” (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) and any other structured arrangement affecting employees (such as, but not limited to, vacation plans) maintained by Purchaser, Purchaser will recognize and give past service credit for all service earned by each Assumed Employee while an employee of Seller. Such past service credit will be established entirely on the information as recorded by Seller and communicated promptly to Purchaser, and Purchaser will not be responsible to audit, validate or confirm the accuracy of

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any such information. Any COBRA health insurance benefits rights attributable to an Assumed Employee whose employment terminates after the Closing Date are the obligation of Purchaser.

5.09.06	Waiver of Certain Conditions. For all Assumed Employees, Purchaser’s welfare employee benefit plans will provide that any Assumed Employee is subject to all pre-existing condition limitations or exclusions, except as reduced in accordance with the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”); provided, however, that there may be some conditions that are covered under Seller’s health benefit plans that either are not covered or are covered in a different manner under the Purchaser’s welfare employee benefit plans. For the calendar year in which an Assumed Employee becomes employed by Purchaser, Purchaser’s welfare employee benefit plan, to the extent applicable, will give corresponding credit for each such Assumed Employee’s (and his or her eligible dependents’) unreimburseable expenses to the extent that such paid expenditures are recognized under Seller’s welfare employee benefit plans as a deductible applicable to the particular Assumed Employee (or eligible dependent) for the same calendar year; the Parties acknowledging that this requirement does not require Purchaser to make any cash payment to any Assumed Employee.

5.09.07	Seller Cooperation. Subject to any restrictions imposed by applicable law, Seller will cooperate with Purchaser in connection with the making by Purchaser of the offers of [at-will] employment contemplated by this Section. Seller will provide all necessary or appropriate employee data or benefits information in Seller’s custody. Seller has not and will not make any representation, promise or other communication, whether written or oral, to the Assumed Employees regarding employment with Purchaser or the employment benefits, plans or practices of Purchaser without obtaining the prior written consent of Purchaser. Seller has not taken and will not take any action that diminishes the right of Purchaser to dismiss, subject to applicable law, any Assumed Employee at any time and for any or no reason. Purchaser may

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request at any time, and unless prohibited by applicable law, Seller agrees to furnish to Purchaser or Purchaser’s designated agent, in such format as is mutually agreed, all information pertaining to any and all Assumed Employees’ employment and benefits as is reasonably necessary to permit Purchaser to provide or administer Purchaser’s benefits or payroll or as may be required by any law or government agency.

5.09.08	Transfer of Retirement Plan Benefits. As soon as practicable after the Closing Date but no sooner than , 200 , Seller and Purchaser shall permit direct transfers pursuant to Internal Revenue Code Section 401(a)(31) of account balances of Assumed Employees from applicable pension employee benefit plans of Seller to applicable pension employee benefit plans of Purchaser (“Purchaser Plan”). Assumed Employees may be required to sign new salary deferral agreements with respect to the Purchaser Plan if salary deferral is a feature of the Purchaser Plan. Any loans made to an Assumed Employee under any pension employee benefit plan of Seller will transfer to the pension employee benefit plan of Purchaser, and Seller (or the plan trustee) will transfer and assign all responsibility and ownership of those loans to Purchaser (or the plan trustee).

5.10	No Violation of Employee Contracts. Seller is not, and to Seller’s Knowledge no employee of Seller engaged in the Business is, in violation of any term of any employment contract, non-competition agreement, or any other contract or agreement or any restrictive covenant with, or any other common law obligation to, a former employer of such employee relating to the right of any such employee to be employed by Seller because of the nature of the business conducted by Seller or of the use of trade secrets or proprietary information of others. There is no pending nor, to the best of Seller’s Knowledge, threatened, any actions, suits, proceedings, or claims with respect to any contract, agreement, covenant, or obligation referred to in the preceding sentence.

5.11	Hazardous Materials. Seller is not in the business of possession, transportation, or disposal of hazardous materials. If and to the extent that the Business has involved the possession, transportation, or disposal of hazardous materials, to Seller’s Knowledge, Seller has complied with any and all applicable laws, ordinances, rules, and regulations and has not and will not be the basis of any claim or proceeding against, or any liability of,

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Seller with respect to the period prior to the Closing. To the best of Seller’s Knowledge, no employee of Seller engaged in the Business has been exposed to hazardous materials during the period of employment by Seller such that exposure could cause damage to such employee.

5.12	Interest in Competitors. To Seller’s Knowledge, except as disclosed on Schedule 5.12, none of Seller’s executive officers, have a direct or indirect ownership interest in any competitor, supplier, referral source or customer of Seller or in any person from whom or to whom Seller leases any real or personal property, or in any other person with whom Seller is doing business.

5.13	Financial Condition. Seller has delivered to Purchaser true and correct copies of the following: unaudited income statements of Seller related to the Business for the fiscal year of Seller ended May 31, 2003. Such income statement presents fairly in all material respects the financial condition of the Business as of its date as normally recorded by Seller for each Agency; and, except for unrecorded revenue and expenses which may not be fully allocated to an Agency by reason of the Agency being a department of a Seller that is a general acute care hospital, the income statement presents fairly in all material respects the results of operations of the Business for the period indicated. The financial statements referred to in this Section have been prepared in accordance with the books and records of the Seller. Seller will cooperate reasonably with Purchaser (without any obligation to incur costs to a third party in providing financial information about the Agencies to Purchaser in order to assist Purchaser in meeting its obligation to prepare audited financial statements following the Closing under federal Securities and Exchange Commission rules.

5.14	Changes of Events. Since May 31, 2003, except as described on Schedule 5.14, none of the following has occurred:

5.14.01	Other than in the ordinary course of business, any changes in the condition (financial or otherwise), liabilities, Assets, or the Business, or in any business relationships of Seller directly applicable to the Business, including relationships with suppliers or customers, that, when considered individually or in the aggregate, are reasonably expected to have a Material Adverse Effect;

5.14.02	The destruction of, damage to, or loss of any Asset of Seller used in the Business (regardless of whether covered by insurance) that, when considered

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individually or in the aggregate, are reasonably expected to have a Material Adverse Effect;

5.14.03	Any labor disputes that, when considered individually or in the aggregate, are reasonably expected to have a Material Adverse Effect;

5.14.04	Where have been no change in accounting methods or practices (including, without limitation, any change in depreciation, or amortization policies or rates) by Seller for the Business, except for any such changes as were required by law;

5.14.05	Other than in the ordinary course of business or as set forth in Schedule 5.09.01, any increase in the salary or other compensation payable or to become payable by seller to any employee, or the declaration, payment, or commitment or obligation of any kind for the payment by Seller of a bonus or other additional salary or compensation to any such person related to the Business;

5.14.06	Any mortgage, pledge, or other encumbrance of any asset of Seller related to the Business except in the ordinary course of business;

5.14.07	The material amendment or termination of any material contract or agreement to which Seller is a party related to the Business, except in the ordinary course of business;

5.14.08	The waiver or release of any right or claim of Seller related to the Business, except in the ordinary course of business;

5.14.09	Except such matters undertaken in consultation with Purchaser, any failure on the part of Seller to operate the Business in the ordinary course and consistent with past practices so as to preserve the Business organization(s) intact, to retain the services of its employees and to preserve its goodwill and relationships with suppliers, creditors, customers, and others having business relationships with it;

5.14.10	Any action taken or omitted to be taken by Seller which would cause (after lapse of time, notice or both)

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the breach, default, or acceleration of any right, contract, commitment, or other obligation of Seller related to the Business; or

5.14.11	Any agreement by Seller related to the Business to do any of the things described in the preceding clauses in this section.

5.15	No Defaults. Subject to obtaining the consents described on Schedule 5.03, to Seller’s Knowledge the consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (i) a breach of any term or provision of any other agreement to which Seller is a party that will not be waived or released at the Closing, (ii) a default on an event that will not be waived or released at the Closing and that, with notice or lapse of time or both, would be a default, breach, or violation of the Articles of Incorporation or Bylaws of Seller or of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Seller is a party or by which Seller or its assets is bound; (iii) an event that will be waived or released at Closing and that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Seller; (iv) the creation or imposition of any lien, charge, or encumbrance on any of the Assets; or (v) a violation of any law or any rule or regulation of any administrative agency or governmental body unrelated to the business or profession of health care and any profession related to health care, of any order, writ, injunction or decree of any court, administrative agency or governmental body to which Seller is subject.

5.16	Liabilities. No liabilities of Seller will be assumed by or transferred to Purchaser pursuant to the transactions contemplated by this Agreement, except as provided in Section 1.06, those listed in Schedule 1.06, or as provided in Section 4, nor will any of the Assets to be acquired by Purchaser to this Agreement be subject to pre-Closing liabilities, nor will Purchaser otherwise be liable any other liabilities of Seller subject to the provisions of Section 4 above.

5.17	No Prohibited Payments. To Seller’s Knowledge, neither Seller nor any employee or agent of Seller has made or authorized any payment of funds of Seller or on behalf of Seller prohibited by law or no funds of Seller have been set aside to be used for any payment prohibited by law, as respects the Business.

5.18	Certain Governmental Reports. Seller shall deliver to Purchaser at least twenty (20) days prior to the Closing, a copy of regulatory and

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accrediting agency survey reports received and cost reports filed within the prior thirty-six (36) months.

5.19	Completeness of Disclosure. No representation or warranty by Seller in this Agreement including the Schedules, Exhibits, and certificates prepared by Seller incorporated herein, contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements contained herein not misleading.

6. Representation and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller, as of the date of this Agreement, that the statements contained in this Section 6 are correct and complete;

6.01	Organization. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of its State organization and is authorized to do business in every other jurisdiction in which its ownership, leasing, licensing, or use of property assets or the conduct of its business makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect.

6.02	Due Authorization: Purchaser has the right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement. The execution, delivery, and performance of this Agreement by Purchaser has been duly authorized by its board of directors or other governing body and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement constitutes a legal and binding obligation of the Purchaser, and is valid and enforceable against the Purchaser in accordance with its terms except that (i) the enforcement of certain rights and remedies created by this Agreement is subject to bankruptcy, insolvency, reorganization, and similar laws of general application affecting the rights and remedies of parties, and (ii) the enforceability of any particular provision of this Agreement under principles of equity or the availability of equitable remedies, such as specific performance, injunctive relief, waiver or other equitable remedies, is subject to the discretion of courts of competent jurisdiction.

6.03	No Violation. The consummation of the transactions contemplated by this Agreement will not result in or constitute, (i) a default or an event that will not be waived or released at the Closing and that, with notice or lapse of time or both, would be a default, breach, or violation of the Articles of Incorporation or Bylaws of Purchaser or (ii) a violation of any law or any rule or regulation of any administrative agency or governmental body or any order, writ, injunction, or decree of any court, administrative agency or governmental body to which Purchaser is subject.

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6.04	Completeness of Disclosure. No representation or warranty and no Schedule, Exhibit, or certificate incorporated herein and prepared by Purchaser pursuant hereto and no statement made or other document prepared by Purchaser and furnished to Seller by Purchaser contains any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading.

6.05	Availability of Funds. Purchaser has cash, or the ability to obtain cash by means of credit facilities with financially responsible third parties, in an amount sufficient to enable it to perform all of its obligations hereunder, including, without limitation, payment of the Purchase Price.

7. Non-Solicitation of Employees of Seller. In the event the Closing does not occur for any reason, Purchaser agrees that for a period of one hundred eighty (180) days after the scheduled Closing Date set forth in Section 2.01, neither Purchaser nor any Affiliate of Purchaser will solicit or encourage for employment, nor employ, and employee of Seller identified to Purchaser under Section 5.09.01. If, during this time period of one hundred eighty (180) days, Purchaser receives a request for employment from any such Assumed Employee, Purchaser shall not be prevented from employing such Assumed Employee provided (i) the Assumed Employee contacts Purchaser on his or her own initiative without any direct or indirect solicitation by, or encouragement from, Purchaser, (the Parties agreeing that advertising of any nature to the general public is not such a direct or indirect solicitation) and (ii) Purchaser notifies Seller of said request and Purchaser does not employ the requesting Assumed Employee for at least ten (10) days from the date of Seller’s receipt of the notification.

8. Condition to Obligations of Purchaser. The obligations of Purchaser under this Agreement are subject, at the option of Purchaser, to the satisfaction of the following conditions:

8.01	Accuracy of Representations and Compliance With Conditions. All representations and warranties of Seller contained in this Agreement shall be accurate and complete (with complete meaning as to any financial records or other business practices of Seller or any Agency, as complied, prepared or maintained in accordance with Seller’s usual or customary business practices consistently maintained) when made and, in addition, shall be materially accurate and complete (with complete meaning as to any financial records or other business practices of Seller or any Agency, as complied, prepared or maintained in accordance with Seller’s usual or customary business practices consistently maintained) as of the Closing as though such representations and warranties were then made by Seller, other than such representations and warranties that are made as of or which refer to another date. As of the Closing, Seller shall have performed, and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by Seller at or before such time by this Agreement.

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8.02	Closing Documents. In connection with the Closing, Seller shall deliver to Purchaser the following items:

8.02.01	Bills of sale, endorsements, assignments, drafts, checks, and other instruments of transfer in form and substance consistent with this Agreement and mutually satisfactory to Purchaser and Seller in order to transfer all right, title and interest of Seller in the Assets to Purchaser;

8.02.02	To the extent applicable, original evidences of title or ownership of the Assets, including drafts, warehouse receipts and licenses;

8.02.03	Evidence (including, if applicable, the delivery of duly executed UCC-3 Termination Statements) reasonably satisfactory to Purchaser and its counsel, of the satisfaction and discharge by Seller of all existing liens, claims, and encumbrances upon or affecting the Assets; and

8.02.04	Such other instruments and documents in form and content consistent with the terms of this Agreement and mutually satisfactory to Seller and Purchaser, as may be necessary or appropriate to (i) effectively transfer and assign to and vest in Purchaser good and marketable title to the Assets and/or to consummation more effectively the transactions contemplated hereby and (ii) in order to enable Purchaser to determine whether the conditions to Seller’s obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

8.02.05	To the extent not delivered prior to the Closing, executed Medicare form 855 change of ownership consents and all other related State and Federal regulatory forms or notices required to be executed by Seller by Medicare, Medicaid, State licensure, certificate of need and related regulatory agencies (where applicable)

8.03	Review of Proceedings. All actions, proceedings, instruments, and documents required to carry out this Agreement, or any agreement incidental thereto and all other related legal matters shall be subject to final reasonable approval of counsel to Purchaser, and Seller shall have

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furnished counsel for Purchaser such documents as Purchaser’s counsel may have reasonably requested for the purpose of enabling them to pass upon such matters.

8.04	Legal Action. There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenging the consummation of, the transactions contemplated by this Agreement or related agreements or to obtain substantial damages with respect thereto.

8.05	No Governmental Action. There shall not have been any action taken, or any law, role, regulation, order, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction which, in the reasonable judgment of Purchaser:

8.05.01	Makes any of the transactions contemplated by this Agreement illegal;

8.05.02	Results in a delay which affects materially and adversely the ability of Purchaser to consummate the transactions contemplated by this Agreement;

8.05.03	Requires the divestiture by Purchaser of a material portion of the Business or the Assets to be acquired hereunder, taken as a whole; and

8.05.04	Otherwise prohibits, restricts, or delays consummation of any of the transactions contemplated by this Agreement or impairs the contemplated benefits to Purchaser of the transactions contemplated by this Agreement.

8.06	Contractual Consents Needed. Except for the consents described in Schedule 5.03, the Parties shall have obtained at or prior to the Closing all consents required for the consummation of the transactions contemplated by this Agreement from any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which either of them, is a party, or to which any of their respective businesses, properties, or assets are subject, or entered into new separate contract, agreement, instrument, lease, license, arrangement or understanding except where the failure to obtain the same would not have a Material Adverse Effect on such Party.

8.07	Other Agreements. Agreements set forth as exhibits or schedules to this Agreement shall have been duly authorized, executed, and delivered by

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the parties thereto at or prior to the Closing, shall be in full force and effect, valid and binding upon the parties thereto, and enforceable by them in accordance with their terms at the Closing, and no party thereto at any time from the execution thereof until immediately after the Closing shall have been in violation of or in default in complying with any material provision thereof.

8.08	Corporate Approval. Seller shall have obtained all necessary corporate approvals of the transactions contemplated herein.

8.09	Public Statements. Before any Party shall execute or administer a press release or other public announcement related to the existence or consummation of this transaction, that Party shall furnish drafts of all documents or proposed statements to the other Party for comment, and shall not release any such information without the written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Nothing contained in this Section shall prevent Seller from furnishing any information to any governmental authority or to the public if required to do so by law.

8.10	Due Diligence. The Purchaser completing its due diligence with respect to the Business on or before January 31, 2004, and such due diligence not yielding (i) results that are inconsistent in any material respect with Seller’s representations and warranties in Section 5 hereof or (ii) financial results that have had a Material Adverse Effect with respect to the Agencies as of such date. If Purchaser’s Board of Directors determines for any reason other than those set forth in clauses (I) and (ii) of the preceding sentence not to approve the Closing and purchase of the Assets on the terms and conditions of this Agreement or otherwise fails to Close, Purchaser shall pay to Seller as sole and liquidated damages for such failure to Close, Seller’s documented costs of negotiation documentation of this Agreement and other activities related to the commencement of the transactions contemplated by this Agreement incurred to third parties, not to exceed One Hundred Thousand Dollars ($100,000).

8.11	Board Approval. Following the conclusion of due diligence and recommendations from management, the Purchaser’s Board of Directors shall have approved the Closing and purchase of the Assets on the terms and conditions of this Agreement.

9. Conditions to Obligations of Seller. The obligations of Seller under this Agreement are subject, at the option of Seller, to the satisfaction of the following conditions:

9.01	Accuracy of Representations and Compliance With Conditions. All representations end warranties of Purchaser contained in this Agreement shall be accurate when and shall be accurate as of the Closing as though such representations and warranties as are made as to another date. As of the Closing, Purchaser shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by any of such covenants, agreements or conditions or before such time by this Agreement.

9.02	Other Closing Documents. Purchaser shall have delivered to Seller, at or prior to the Closing, such other documents as Seller may reasonably request in order to enable Seller to determine whether the conditions to its obligations under this Agreement have been met and otherwise to carry out the provision of this Agreement.

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9.03	Review of Proceedings. All actions, proceedings, instruments, and documents required to carry out this Agreement, or any agreement incidental thereto and all other related legal matters shall be subject to the reasonable approval of counsel to Seller, and Purchaser shall have furnished Seller’s counsel such documents as Seller’s counsel may have reasonably requested for the purpose of enabling them to pass upon such matters.

9.04	Legal Action. There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenging the consummation of, the transactions contemplated by this Agreement or related agreements set forth as an exhibit hereto, or to obtain substantial damages with respect thereto.

9.05	No Governmental Action. There shall not have been any action taken, or any law, rule, regulation, order, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court of other tribunal, including the entry of a preliminary or permanent injunction, which, in the reasonable judgment of Seller;

9.05.01	Makes any of the transactions contemplated by this Agreement illegal;

9.05.02	Results in a delay which affects the ability of Seller to consummate any of the transactions contemplated by this Agreement;

9.05.03	Otherwise, prohibits, restricts, or delays consummation of any of the transactions contemplated by this Agreement or impairs the contemplated benefits to Seller of the transactions contemplated by this Agreement.

9.06	Other Agreements. Agreements set forth as exhibits or schedules to this Agreement shall have been duly authorized, executed, and delivered by the parties thereto at or prior to the Closing, shall be in full force, valid and binding upon the parties thereto, and enforceable by them in accordance with their terms at the Closing, and no party thereto any time from the execution thereof until immediately after the Closing shall have been in violation of or is default in complying with any material provision thereof.

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9.07	Board Approval. The Board of Directors of Purchaser shall have approved the transaction contemplated herein and certified copies of authorizing resolutions shall have been delivered to Seller.

9.08	Superior Proposal. Seller or a representative of Seller shall not have received a Superior Proposal. As used in this Agreement, the term “Superior Proposal” means an alternative proposal which the Board of Directors of Seller determines in good faith to be more favorable to the stockholders of Seller, from a financial point of view, than the sale of Assets contemplated by this Agreement which has been made with respect to Seller’s other assets and business operations as well as the Assets. If Seller has received a Superior Proposal, Seller shall pay to Purchaser Purchaser’s documented costs of conducting due diligence of the Agencies under Section 8.10 incurred to third parties, not to exceed One Hundred Thousand Dollars ($100,000).

10. Covenants and Agreements of Purchaser. Purchaser covenants and agrees as follows:

10.01	Post Closing Covenants. On and after the Closing, Purchaser agrees to maintain in confidence and not to disclose, except in accordance with and as permitted by applicable laws and regulations, copies of any records of the patients to whom Seller provided services which are furnished to Purchaser.

10.02	Information Accessibility. Upon prior reasonable notice and at reasonable times, Seller shall be allowed access to any records of Seller transferred to Purchaser under the terms of this Agreement to meet any legal obligation or other legitimate business purpose of Seller or an Affiliate of Seller.

11. Covenants and Agreements of Seller. Seller covenants and agrees as follows:

11.01	Payment of Taxes. All accrued but unpaid federal, state, and local income and other taxes of Seller for the period ended as of the Closing and all prior periods will be paid by Seller.

11.02	Post-Closing Consents. Seller agrees to use its reasonable good faith effort (i) to secure and/or assist Purchaser in securing post-Closing third party consents material to the ongoing operation of the Business, and (ii) to cooperate with Purchaser in any reasonable arrangement designed to provide the benefits of any Contract requiring consent of a third party, including without limitation any sublease, subcontract or similar arrangement.

11.03	Information Accessibility. Seller shall deliver the original medical records of patients to whom Seller provided services in Straddle Episodes prior to

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Closing, within thirty (30) days after Closing. Upon prior reasonable notice and at reasonable times for purchases of patient care, to conform with or respond to legal obligations and other legitimate and lawful business purpose (and upon execution of such further legal instruments as may be required to conform to applicable law—including HIPAA), the Parties shall be allowed access after the Closing to the records of patients to whom Seller provided services prior to Closing.

12. Indemnification. Seller shall indemnify, defend and hold harmless Purchaser and each of its officers, directors, agents and Affiliates affected by a Claim from and against any damage, loss, claim, liability, cast or expense incurred by Purchaser, including Straddle Episode adjustments made by the Medicare carrier or other third-party payor, litigation costs including fees and disbursements of counsel, accountants, experts and other consultants reasonably and necessarily incurred by Purchaser (collectively, “Damages”), net of any tax benefit to which Purchaser is entitled and net of any and all amounts to which Purchaser is entitled to from insurance, guarantees, indemnities, and contractual and legal rights by, from or against other persons, firms, or entities, resulting from, arising out of, based upon or occasioned by the inaccuracy of any warranty or any representation made by Seller in this Agreement, or any breach of covenant or agreement of Seller contained herein (each a “Claim”). Purchaser shall indemnify, defend and hold harmless Seller and each of its shareholders, officers, directors, agents and Affiliates from and against any Damages, resulting from, arising out of, based upon or occasioned by the inaccuracy of any warranty or representation made by Purchaser herein, or any breach of any covenant or agreement of Purchaser contained herein.

13. Limitation. Notwithstanding any provision to the contrary in this Agreement, no claim for indemnification may be made by either Party until such Party’s Damages exceed One Hundred Thousand Dollars ($100,000) per Claim and Five Hundred Thousand Dollars ($500,000) in the aggregate for all Claims.

14. Arbitration Procedures. Any and every dispute of any nature whatsoever that may arise between the parties hereto, whether sounding in contract, statute, tort, fraud, misrepresentation, discrimination or any other legal theory, or breach of this Agreement, or any schedule, certificate or other document delivered by any party thereto or thereto, or those arising under any federal, state or local law, regulation or ordinance, shall be determined by binding arbitration in accordance with the then-current commercial arbitration rules of the American Arbitration Association (“AAA”), to the extent such rules do not conflict with this provision of this Section 13. The arbitration shall be conducted by a single neutral arbitrator. The parties shall endeavor to select a neutral arbitrator by mutual agreement. If such agreement cannot be reached within thirty (30) calendar days after a dispute has arisen which is to be decided by arbitration, any party or the parties jointly shall request AAA to submit to each party an identical panel of fifteen (15) persons. Alternate strikes shall be made to the panel, commencing with the party bringing the claim, until the name of one (1) person remains. The parties may, however, by mutual agreement, request AAA to submit additional panels of possible arbitrators. The arbitrator shall have the power to determine all matters incident to the conduct of the arbitration., including without limitation all procedural and evidentiary matters and the scheduling of any

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hearing. The arbitration process and award made by the arbitrator shall be governed by the United States Arbitration Act, 9 U.S.C. 1-16, and judgment upon the award rendered by the arbitrator(s) may be entered by any court leaving jurisdiction thereof. Unless otherwise agreed by the Parties, the arbitration shall be held in Dallas, Texas.

15. Miscellaneous.

15.01	Non Competition by Seller. For a period of two (2) years from and following the Closing Date, without the prior written consent of the Purchaser, except as permitted in this Section 14.01, Seller shall not, in its capacity as an entity, partner, shareholder, consultant, joint venturer or owner, or in any other capacity, within the primary service area of the Business (the “Seller Business Service Area”), (i) invest (other than investments in publicly-owned companies whose securities are traded on the New York Stock Exchange or American Stock Exchange or listed on NASDAQ which constitutes not more than 1% of the outstanding securities of any such company) in any Medicare or Medicaid certified home health care business, or (ii) engage in, acquire or operate any Medicare or Medicaid certified home health care business that is competitive with the Purchaser or any of its Affiliates.

15.01.01	The Parties acknowledge;

(i)	that due to the nature of the Business, the foregoing covenants place no greater restraint upon Seller than is reasonably necessary to protect the business and goodwill of Purchaser;

(ii)	that those covenants protect a legitimate interest of the Purchaser and do not serve solely to limit Purchaser’s future competition;

(iii)	that this Agreement is not an invalid or unreasonable restraint of trade; and

(iv)	that a breach of this Section 15.01. by Seller would cause irreparable damage to the Purchaser.

15.01.02	In the event of any breach, or any threatened or attempted breach by Seller of the restrictions herein contained, it is agreed that in addition to all other legal remedies, Purchaser shall also have the right, after prior notice to Seller of said breach or threatened or attempted breach, and after Seller has had ten (10) days subsequent to said notice to cure said breach or threatened or attempted breach, to obtain an injunction

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prohibiting such violation or attempted threatened violation in commanding compliance with the restrictions herein contained, in accordance with Section 15.14 of this Agreement. Seller further agrees that for the purpose of any such injunction proceeding, it shall be presumed that Purchaser’s legal remedies would be inadequate and that Purchaser would suffer irreparable harm as a result of Seller’s violation of the provisions of this Section 15.01.

15.01.03	(i) Seller hereby acknowledges that the restrictive covenants set forth above are reasonable as to time and scope and are reasonably necessary to protect Purchaser’s business and the valuable and extensive trade which Purchaser has established through its own expense and effort;

(ii)	Seller further agrees that, should the legality or enforceability of the restrictive covenants ever be challenged and any part thereof be deemed unreasonably excessive, the Court rendering such decision shall not invalidate the restrictive covenant in its entirety, but rather shall reduce the scope thereof to what the Court deems reasonable under the circumstances;

(iii)	Seller further agrees that such non-competition covenants and/or any portion thereof are severable, separate and independent, and, should any specific restriction or the application thereof, to any person, firm, corporation or situation be held to be invalid, that holding shall not affect the remainder of such restrictive covenant.

15.01.04	The Parties agree that the following shall be excluded from the foregoing restrictions of this Section 15.01: (a) the general acute care inpatient and outpatient hospital activities of Seller and Seller’s Affiliates as of the Closing Date (other than the direct activities of a state licensed Medicare certified home health agency operating as a hospital department), (b) Seller’s or any Affiliate of Seller’s acquisition and operation of a general acute care hospital within the Seller Business Service Area after the Closing Date, so long as such hospital (i) was acquired in a transaction in which the amount of consideration allocated to a state licensed Medicare certified home health agency owned or operated by the hospital is less than twenty percent (20%) of the total consideration paid to consummate such transaction or (ii) if the amount of such allocated consideration exceeds twenty percent (20%) of the total compensation, Amedisys, Inc. or an Affiliate shall be given a first right of refusal for a period of thirty (30) days to acquire such agency at that allocated purchase price amount, filing which Seller or an Affiliate may own and/or operate such agency or sell it to any other party for any consideration agreed to by Seller, and (c) the activities of any entity which may acquire Seller (or a particular entity comprising Seller) or an Affiliate of Seller after the Closing Date.

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15.02	Confidentiality. Seller hereby acknowledges that it has had access to the confidential information of the Business, its customers and agents, including, without limitation, financial information, personnel information, lists of customers and accounts, and such other information of a confidential nature with respect to the Business which must remain, confidential for the continuing success of Purchaser (“Confidential Information”). Seller agrees that it will not, without Purchaser’s prior written permission, after the Closing use Confidential Information except for the exclusive benefit of Purchaser, or directly or indirectly disclose Confidential Information intentionally or unintentionally to any third party except as required by law. This provision will not be violated by reason of Seller using any Confidential Information in the normal course of business of any hospital or other healthcare services facility with which the Business was associated prior to the Closing. Further, in the event that Purchaser does not purchase the Assets for any reason, Purchaser agrees that it will not, without Seller’s prior written permission, use Confidential Information for its benefit or directly or indirectly disclose Confidential Information intentionally or unintentionally to any third party except as required by applicable law.

15.03	Non-Solicitation. Seller acknowledges that the business goodwill and business contacts of Seller are a valuable asset which is the subject of this Agreement. Therefore, in consideration of the mutual promises herein contained, and other good and valuable consideration, to protect the foregoing valuable property of purchaser, Purchaser and Seller expressly covenant and agree as follows:

15.03.01	For a period of two (2) years from and following the Closing Date, Seller specifically agrees that it will not, for itself, on behalf of, or in conjunction with any

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person, firm or corporation other than Purchaser (either as principal, employee, shareholder, director, partner, Seller, owner or part owner of any corporation, partnership or any type of business entity) do any of the following as respects the Business sold to Purchaser:

(i)	directly or indirectly solicit or divert any Medicare or Medicaid home health care business or patronage from Purchaser, to a competitor or for the benefit of Seller; or

(ii)	directly or indirectly induce or attempt to induce any Medicare or Medicaid customer of Purchaser to terminate their relationship with Purchaser; or

(iii)	authorize any agent, servant or employee of the Seller to do any of the foregoing acts. Purchaser acknowledges and agrees that the activities of Seller’s hospitals and other healthcare facilities, that are now or in the future may be referral sources for Purchaser, taken in the normal course and in compliance with law (such as discharge planning) will not be a violation of this Section.

15.04 Brokerage and Other Fees; Transfer Taxes.

(a)	Each Party shall be responsible far the fees of their respective professionals (including, without limitation, brokerage, legal and accounting fees) engaged to assist in the brokering, preparation, negotiation and counseling with respect, and relating, to this Agreement and consummation of the transactions contemplated herein, as well as their respective out-of-pocket expenses. Each Party hereby agrees to indemnify and hold harmless the other Party against any claim for such fee or commission arising out of such Party’s conduct or actions in connection with the transactions contemplated by this Agreement.

(b)	Purchaser shall pay any transfer or sales taxes due with respect to the transactions contemplated in this Agreement, including without limitation the transfer of the Assets.

15.05 Further Actions. At any time and from time to time, the Parties agree, at their expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

15.06 Entire Agreement: Modifications. The Agreement and the Schedules and Exhibits hereto set forth the entire understanding of the Parties with

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respect to the subject matter hereof, supersede all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by the Parties.

15.07	Notices. Any native or other communication required or permitted to be given hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by commercial courier service, by telecopy (confirmed by telephone within twenty-four (24) hours following receipt thereof), or by registered or certified mail, (postage prepaid, return receipt requested) to the respective Parties at the address set forth on the execution page of this Agreement (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 15.07).

15.08	Waiver. Any waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and, in case of a corporate party, be authorized by a resolution of the Board of Directors or by an officer of the waiving Party.

15.09	Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of each Party’s respective successors and assigns; provided, however, any such assignment by Purchaser shall not release Purchaser of any of its obligations under this Agreement. The provisions of this Agreement that relate to or provide for the performance or non-performance of an action after the Closing shall survive the Closing.

15.10	No Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

15.11	Severability. If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons anal circumstances.

15.12	Headings. The headings of this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

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15.13	Counterparts, Governing Law. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the State of California without giving effect to conflict of laws.

15.14	Provision Applicable to Claims for Injunctive Relief. This agreement to arbitrate shall specifically include, without limitation, an application for injunctive relief under Section 15. In the event injunctive relief is sought, the Parties agree that Commercial Arbitration Rule 13 (as amended November 1, 1993, or its subsequent equivalent) shall not apply, and instead, a single arbitrator shall be appointed within one business day after the filing of the demand or submission. Such arbitrator shall than preside over the application for injunctive relief and all other disputes then arising under this agreement.

15.15	Continuing Use of Existing Premises. For each Agency whose Business is carried on in premises which are not subject to a leasehold interest transferred to Purchaser as an Asset, Purchaser may maintain the location of Businesses in their existing premises for a period of up to twelve (12) months following the Closing Date, conditioned upon the payment by Purchaser to Seller of fair market value consideration and the agreement of Purchaser to other commercially reasonable terms and conditions contained in a mutually-agreed upon license agreement (the form and content of which will be agreed upon prior to the Closing) to be executed and delivered at the Agency Transfer Dates.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement effective as of the date written in the preamble of this Agreement.

SELLER:

By:

Name:

Title:

By:

Name:

Title:

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By:

Name:

Title:

By:

Name:

Title:

By:

Name:

Title:

By:

Name:

Title:

By:

Name:

Title:

By:

Name:

Title:

By:

Name:

Title:

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PURCHASER:

By:

Name:

Title:

By:

Name:

Title:

By:

Name:

Title:

By:

Name:

Title:

By:

Name:

Title:

By:

Name:

Title:

By:

Name:

Title:

By:

Name:

Title:

By:

Name:

Title:

November 24, 2003

Schedule A

Name and Address of each Seller Business